FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

GENESIS CAPITAL, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of June 25, 2014, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Genesis Capital, LLC, a Washington limited liability company (the "Adviser") located at 7191 Wagner Way NW, Suite 302, Gig Harbor, WA 98335 .

RECITALS:

WHEREAS, the parties previously entered into as Investment Advisory Agreement between Northern Lights Fund Trust and Genesis Capital, LLC, dated as of March 23, 2011 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently changed the names of the SCA Absolute Return Fund and SCA Directional Fund to Granite Harbor Alternative Fund and Granite Harbor Tactical Fund, respectively, and the purpose of this Amendment is to acknowledge and reflect the new names.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreement to “SCA Absolute Return Fund” and “SCA Directional Fund” shall be replaced with “Granite Harbor Alternative Fund” and “Granite Harbor Tactical Fund”, respectively.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/ Andrew Rogers

Name: Andrew Rogers

Title: President

GENESIS CAPITAL, LLC

By: /s/ Michael Dubinsky

Name: Michael Dubinsky

Title: Chief Financial Officer